Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

AVID BIOSERVICES, INC.

1.        Name. The name of this corporation is Avid Bioservices, Inc.

2.        Registered Office. The registered office of this corporation in the State of Delaware is: 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

3.         Purpose. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.         Capital Stock. The total number of shares of stock that this corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share. Each share of Common Stock shall be entitled to one vote.

5.         Change in Number of Shares Authorized. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL.

6.        Election of Directors. The business and affairs of this corporation shall be managed by or under the direction of the board of directors of the Corporation (“Board of Directors”). The size of the Board of Directors shall be determined as set forth in the by-laws of this corporation, as in effect from time to time (the “By-laws”). The election of directors need not be by written ballot unless the By-laws shall so require.

7.         Board of Directors. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the By-laws of this corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal by-laws made by the Board of Directors.

8.         Limitation of Liability. A director or officer of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not eliminate or limit the liability of a director or an officer (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director or officer derives an improper personal benefit, or (v) in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Section 9 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification. All references in this paragraph to an officer shall mean only a person who at the time of an act or omission as to which liability is asserted is deemed to have consented to service by the delivery of process to the registered agent of the Corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of the State of Delaware as if they were nonresidents to apply of § 3114(b) of Title 10 to this sentence).

9.          Indemnification.

(a)       This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, as the same exists or hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify any person who is or was made a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, (i) by reason of the fact that such person is or was a director or officer of the corporation is or was serving at the request of the corporation as a director or officer of another corporation partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans or (ii) in such person's capacity as an officer, employee or agent of the corporation or in such person's capacity as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, that such person is or was serving at the request of the corporation (each such person described in the foregoing clauses (i) and (ii), a “Covered Person”), against all expenses (including attorneys’ fees and expenses), liabilities, losses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim and such indemnification shall continue as to a Covered Person who has ceased to be a director or officer with respect to alleged action occurring prior to the time that the director or officer ceased to be a director or officer; provided, however, that the foregoing shall not require this corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person other than an action authorized by the Board of Directors. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs, executors, administrators and other legal representatives of such person. Any repeal or modification of the foregoing provisions of this paragraph 10 shall not adversely affect any right or protection of a Covered Person with respect to any acts or omissions of such Covered Person occurring prior to such repeal or modification.

(b)       The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that, if the DGCL requires, an Advancement of Expenses incurred by a Covered Person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified for such expenses under this paragraph 9 or otherwise (hereinafter an “undertaking”).

(c)        If a claim under this paragraph 9 is not paid in full by the corporation within forty-five (45) days after a written claim has been received by the corporation, the Covered Person may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or part in any such suit or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by the Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by Covered Person, be a defense to such suit. In any suit brought by the Covered Person to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified or to such advancement of expenses under this paragraph 9 otherwise shall be on the corporation.

(d)        The rights of indemnification and to the advancement of expenses conferred in this paragraph 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(e)        This corporation shall have the power to purchase and maintain, at its expense, insurance to protect itself and any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Certificate of Incorporation.

10.       To the maximum extent permitted from time to time under the law of the State of Delaware, this corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the corporation. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the corporation shall be deemed to have notice of and to have consented to the provisions of this paragraph. As used herein, “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust association or any other entity.

11.        The books of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the by-laws of this corporation.

12.       If at any time this corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

13.       The corporation shall not be governed by Section 203 of the DGCL.

THE UNDERSIGNED, hereby certifies that the facts stated above are true as of this 5th day of February, 2025.

By:	/s/ Nicholas Green
Name: Nicholas Green
Title: Authorized Signatory